Rule 424(b)(3)
No. 333-107486

CNL RETIREMENT PROPERTIES, INC.

This Supplement is part of, and should be read in conjunction with, the Prospectus dated March 21, 2005. Capitalized terms used in this Supplement have the same meaning as in the Prospectus and the Prospectus Supplement unless otherwise stated herein.

RECENT DEVELOPMENTS

Historically, we have declared Distributions on a monthly basis, and paid such amounts quarterly, with the exception of investors that elected to receive monthly payments. In March 2005, our Board of Directors unanimously determined that it is in the best interest of the Company that, effective April 1, 2005, stockholders will no longer be able to elect to receive payment of Distributions monthly and, effective July 1, 2005, all Distributions will be paid on a quarterly basis. Accordingly, all references in the Prospectus to the ability to elect monthly Distributions should be disregarded. We intend to continue to declare Distributions on a monthly basis.

April 5, 2005	Prospectus Dated March 21, 2005